Exhibit 10.3

Resolute Forest Products DC Make-Up Program For Salary Grades 29 and Above

Purpose

In general, the DC Make-Up Program (the “Program”) provides a cash payment to eligible employees who participate in a Canadian registered or US tax-qualified defined contribution plan (each a “Plan”) and who are limited in the amount of company contributions they receive under their Plan as a result of certain limitations prescribed by the Canadian Income Tax Act (“ITA”) or the US Internal Revenue Code, as applicable. The Program is effective January 1, 2012.

The Program is not an incentive plan, a deferred compensation plan or a retirement plan that provides for income at termination of employment or beyond.

Eligibility

The Program applies to all non-union employees in grades 29 or above who participate in a Plan for the Program Year. To receive Make-Up contributions (defined below) in a Program Year, the employee must be making employee contributions to the applicable Plan and meet the other criteria for receipt of a Make-Up contribution (described below). It is possible that even if an otherwise eligible employee is limited in his receipt of company contributions under the Plan, no Make-up contributions will be made for a Program Year.

Eligibility for and receipt of Make-Up contributions in one Program Year does not guarantee eligibility for and receipt of Make-Up contributions in any later Program Year.

Promotion or Status Changes

•      If an employee is promoted to grade 29 or above during a Program Year, then the employee shall become eligible to the Program effective with the first payroll period that occurs on the later of the date that contributions would be made per the “Payment” section below or the date of the employee’s promotion is effective.

•      If an employee is demoted to a grade level below grade 29, then employee shall cease being eligible for the Program on the date of the demotion is effective.

Program Year	The Program operates on the calendar year.

Make-Up Contributions

Canadian Plan Participants	For a given Program Year, the Make-Up contribution will be an amount equal to:

•      For eligible employees whose employee and company contributions cease under the Plan for a Program Year because of limitations imposed by the ITA, an amount corresponding to the additional company contribution that would have been made under the Plan pursuant to its terms absent any limitations prescribed by the ITA.

•      Regardless of whether employee and company contributions for eligible employees have ceased under the Plan for a Program Year because of limitations imposed by the ITA, the applicable company contribution percentage for the eligible employee determined under the Plan in a Program Year multiplied by any incentive award paid under a regular short-term incentive plan adopted by the Company for the Program year.

Make-Up contributions will not be calculated on any non-recurring or special incentive awards, such as retention awards.

US Plan Participants	For eligible employees whose participation under the Plan ceases for a Program Year because he has earned the maximum compensation permitted to be taken into account under the Plan pursuant to US Internal Revenue Code Section 401(a)(17), the Company will pay a “Make-Up” contribution. For a given Program Year, the Make-Up contribution will be an amount equal to

This plan text replaces and supercedes any and all prior versions and summary fact sheet.

Resolute Forest Products reserves the right to modify this Program at any time.

Date created: May 7, 2012

Resolute Forest Products DC Make-Up Program For Salary Grades 29 and Above

•      the company matching contribution that would have been made under the Plan pursuant to its terms (based on the salary deferral percentage elected by the employee under the Plan for the Program Year of determination) for compensation in excess of the U.S. Internal Revenue Code 401(a)(17) limitation then in effect ($250,000 for 2012). The salary deferral percentage will be the percentage in effect when Make-Up contributions are scheduled to begin, and

•      if eligible for the automatic company contribution under the Plan, the automatic company contribution that would be made based on the schedule determined under the Plan as it applies to the employee for the Program Year and the compensation in excess of the U.S. Internal Revenue Code 401(a)(17) limitation then in effect ($250,000 for 2012)

No Make-Up contributions will be paid because the eligible employee was limited in his benefits under the Plan by U.S. Internal Revenue Code Section 402(g) for pre-tax salary deferrals or U.S. Internal Revenue Code Section 415 limitations for total employee and employer contributions.

In addition, (1) no Make-Up contributions based on company matching contributions will be paid if the eligible employee does not make any salary deferral elections under the Plan and (2) no Make-Up contributions based on automatic company contributions will be paid if the eligible employee is not eligible for the automatic company contribution under the Plan.

Payment	Once the employee is determined eligible for the Program, the Make-Up contributions will begin to be paid as soon as administratively feasible in the first payroll period following the payroll period in which the employee has reached the applicable limits under the Plan as described above. The only limit considered under the U.S. Plan is the compensation limit under Internal Revenue Code Section 401(a)(17). The Company will withhold all applicable taxes from any Make-Up contributions made per the Program.

Employment Changes

Termination	All Make-Up contributions will cease effective with the last payroll period that coincides with or next follows an employee’s date of termination. However, in the event severance is paid upon an involuntary termination of an eligible employee who is not subject to US tax laws and the eligible employee receives severance as salary continuation, Make-Up contributions will cease effective with the last payroll period for which salary continuation is provided.

Death	Make-Up contributions will cease effective with the last payroll period that coincides with or next follows an eligible employee’s death.

Leaves of Absence	• Leave without pay: Make-Up contributions will not be made during an unpaid leave.

•      Short-term absence due to illness: Make-Up contributions, if any, will be made during a short-term disability leave of absence to the extent that an eligible employee continues to participate in the Plan.

• Long-term absence due to illness (time on long-term disability): Make-Up contributions, if any, will be made.

This plan text replaces and supercedes any and all prior versions and summary fact sheet.

Resolute Forest Products reserves the right to modify this Program at any time.

Date created: May 7, 2012

Resolute Forest Products DC Make-Up Program For Salary Grades 29 and Above

General Provisions

Earnings	No earnings are credited on any Make-Up contributions because all contributions will be made on a current cash basis.

Plan	Nothing contained in the Program will limit the right of the Plan sponsor to amend or terminate the Plan. In this regard, to the extent formulas impacting company contributions are amended under the Plan, appropriate adjustments will apply to the determination of any Make-Up contributions, unless otherwise determined by the Company, the President and Chief Executive Officer or the Senior Vice President, Human Resources, as applicable.

Impact on Other Benefits	Any Make-Up contribution payable will not be used to determine any employee or company contributions under any Plan (whether defined benefit or defined contribution) or be used to determine any incentive award payments, equity award values or other elements of an eligible employee’s compensation package.

Vacation	Any payment made pursuant to this Program is deemed to include any and all vacation pay that may be owed pursuant to applicable minimum employment standards.

Right of Offset	If otherwise eligible, Make-Up contributions may be offset for any debts or liabilities owed to the Company, including any amounts misappropriated by the employee, subject to any limitations on applicable wage payment laws.

Unfunded Benefits	Make-Up contributions are made from general assets and are an unfunded obligation of each employee’s respective employer. The Program is not governed by any Canadian pension legislation or ERISA.

No Employment Rights	The right to or receipt of Make-Up contributions does not give any person a right to be employed or continue to be employed with the Company or any subsidiary or affiliated entity and does not, in any way, limit an employer’s right to terminate the employment of any eligible employee, with or without cause.

Discretionary Plan and Plan Administration	• The Company has complete discretion to administer the terms of the Program. • The Company may modify, suspend, amend or terminate the Program at any time.

/s/ Pierre Laberge

Pierre Laberge

Senior Vice President, Human Resources

This plan text replaces and supercedes any and all prior versions and summary fact sheet.

Resolute Forest Products reserves the right to modify this Program at any time.

Date created: May 7, 2012

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